                                                                  Exhibit 10.12


                         EXECUTIVE EMPLOYMENT AGREEMENT

                 THIS EMPLOYMENT AGREEMENT dated June 28, 2001.

BETWEEN:

                                BRUCE D. GUTHART

                                (the "Executive")

                                      -and-

                         KAYE GROUP INC., a corporation
                  incorporated pursuant to the laws of Delaware

                                 (the "Agency")

                                      -and-

                    HUB INTERNATIONAL LIMITED, a corporation
                  incorporated pursuant to the laws of Ontario

                                     ("Hub")


     In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows.

1.   INTERPRETATION

     (1)  In this Agreement:

           (a) "Agreement" means this agreement, all Schedules attached hereto and the amendments made hereto by written agreement between the Executive and the Agency;

           (b) "Basic Compensation" means the compensation indicated in Schedule "B";

           (c) "Benefits" means the benefits to which the Executive is entitled in accordance with Schedule "B";

           (d) "Cause" means (i) a material breach by the Executive of the provisions of this Agreement, which breach shall not have been cured by the Executive within thirty (30) days following notice thereof by the Agency to the Executive, (ii) the commission of gross negligence or bad faith by the Executive in the course of the Executive's employment, which commission has a material adverse effect on the Agency or Hub, (iii) the commission by the Executive of a criminal act of fraud, theft or dishonesty causing material damages to the Company or Hub, (iv) the Executive's conviction of (or plead nolo contendere to) any felony, or misdemeanor involving moral turpitude if such misdemeanor results in material financial harm to or materially adversely affects the goodwill of the Agency or Hub, or (v) such other act or omission that a court of competent jurisdiction declares in a written ruling to be a breach of the Executive's responsibilities hereunder of such materiality as to justify a termination of the Executive's employment by the Agency.

           (e) "Death" means a natural death and, in addition, is deemed to include a continuous period of at least six months during which time the Executive has not been in the offices of the Agency during normal working hours and the Executive's whereabouts are unknown to the Agency;

           (f) "Disability" means the mental or physical state of the Executive is such that the Executive would be considered to suffer from a "total disability" or a "disability" or to be "totally disabled" or "disabled" in accordance with the Agency's group benefits insurance policy at the relevant time;

           (g) "Good Reason" means any breach of the terms of this Agreement by the Agency or Hub, including but not limited to any of the following:

                  (i) the assignment to the Executive of any duties
             substantially inconsistent with the Executive's positions as set forth on Schedule A, or a significant adverse alteration in the nature or status of the Executive's responsibilities or duties or the conditions of the Executive's employment compared to the responsibilities, duties and conditions in effect for the Executive's employment with respect to the business of the Agency immediately prior to the date of this Agreement, excluding any isolated and inadvertent action that is not taken in bad faith and that is remedied by the Agency or Hub, as applicable, within thirty
             (30) days after receipt of notice thereof given by the Executive;

                  (ii) a reduction in the Executive's Basic Compensation;

                  (iii) any failure by the Agency or Hub to require any
             successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Agency to assume expressly and agree to perform the provisions of this Agreement in the same manner and to the same extent that the Agency and Hub would be required to perform if no such succession had taken place;

                  (iv) the relocation of the offices at which the Executive is principally employed immediately prior to the date of the Closing hereunder to a location more than 20 miles from such location; and

                  (v) the failure by the Agency or Hub to continue to provide the Executive with the benefits described on Schedule B.

           (h) "Hub" means Hub International Limited;

           (i) "Hub Group" means Hub and the Subsidiaries;

           (j) "Investment Letter" means the investment letter referred to in item 4 of schedule D and attached as Exhibit A hereto which will be executed and delivered on the date hereof between the Executive and Hub.

           (k) "Management Bonus" means any amount of bonus paid or payable (as the context may require) pursuant to the Management Bonus Agreement;

           (l) "Management Bonus Agreement" means, subject to item 1 of Schedule D hereto, the Management Bonus Agreement attached as Exhibit B hereto which will be executed and delivered on the date hereof between the Agency and Hub, and a copy of which (as executed) will be provided to the Executive;

           (m) "Restricted Period" means the two-year period ending on the second anniversary of the termination of the Executive's employment hereunder for whatever reason;

           (n) "Restricted Stock Arrangement" means the plan or other arrangement referred to in item 3 of Schedule D;

           (o) "Schedule" means a schedule to this Agreement;

           (p) "Section" means a section or subsection of this Agreement;

           (q) "Services" means the positions, duties and the responsibilities set out in Schedule "A" to this Agreement, as the same may be amended or extended by agreement of the parties from time to time;

           (r) "Subsidiaries" means the "subsidiary companies", as defined in the Securities Act (Ontario), of Hub, including the Agency and Hub U.S. Holdings, Inc.;

           (s) "Vacation" means the vacation to which Executive is entitled, as contemplated in Schedule "B".

     (2) It is agreed by and between the parties hereto that the Schedules referred to herein, as itemized below and attached hereto, shall form a part of this Agreement and this Agreement shall be construed as incorporating such Schedules:

           Schedule A  -   Services
           Schedule B  -   Basic Compensation, Benefits and Vacation
           Schedule C  -   Alternative Dispute Resolution
           Schedule D  -   Additional Provisions

2.     EMPLOYMENT

     (1) The Agency agrees to employ the Executive during the term of employment hereunder in the positions and with the duties and responsibilities set out in Schedule A and the Executive accepts such employment and represents to the Agency that the Executive has the required skills and expertise to perform the Services.

     (2) During the term of employment hereunder the Executive agrees to devote the whole of the Executive's business time and attention to the Services, and to the other activities contemplated in item 1 of Schedule D, in a conscientious and competent manner and with the utmost integrity.

     (3) The Executive shall perform the Services primarily at the office of the Agency located in the City of New York, NY in the United States of America and at such other locations as the Agency's and Hub's reasonable needs may dictate from time to time, provided that the Executive will not be required to move the Executive's residence.

     (4) During the term of employment hereunder, Hub shall put forth, and management shall recommend, the Executive for election to the Board of Directors of Hub at each annual general meeting of the stockholders of Hub.

     (5) During the term of employment hereunder the Executive shall be entitled to the benefits of: (a) all indemnification provisions contained in the Agency's and Hub's Certificate of Incorporation or Articles of Incorporation or by-laws, as the case may be (and for this purpose, the Agency and Hub agree that no amendment shall be made thereto which materially changes such indemnification provisions, other than to enhance the protection thereby afforded to the Executive); and (b) all of the Company's insurance policies, including directors and officers liability policies, to the extent that such policies are generally applicable to other officers and directors.

3.     REMUNERATION AND BENEFITS

     (1) During the term of employment hereunder the Agency shall pay the Executive the Basic Compensation in such payment periods as are established from time to time by the Agency for its employees, subject to deduction and remittance to the appropriate governmental authority of all applicable taxes and other amounts.

     (2) The Executive shall be entitled to and the Agency shall provide the Benefits.

     (3) The Agency shall reimburse the Executive for reasonable travel and other business expenses incurred by the Executive in performing the Services, in accordance with approved budgets.

     (4) The Executive shall be entitled to the Vacation, to be scheduled at the mutual convenience of the parties.

     (5) The Executive shall be entitled to participate in the Management Bonus Agreement as an Eligible Manager (as defined therein) on the basis that notwithstanding any discretion otherwise exercisable by the President of the Agency as to the payment of bonuses under the Management Bonus Agreement, the Executive shall receive 50% of the aggregate of any bonus paid thereunder to the Eligible Managers collectively to a maximum annual amount equal to the Basic Compensation for the period of one year. The Executive shall be "President of the Agency" for purposes of the foregoing sentence and in that capacity shall have the authority to exercise the discretion as to the payment of bonuses under the Management Bonus Agreement.

4.    PROPERTY, CONFIDENTIALITY AND NON-SOLICITATION

     (1) PROPERTY. The Executive acknowledges and agrees that all books of business, policies of insurance, documents, computer records, vouchers and other books, papers and records connected with the business of the Agency or the other Subsidiaries of Hub Group, whether paid for, serviced or produced by the respective corporation of Hub Group or not, are the property of the respective corporation and shall be at all times open to the respective corporation for the purposes of examination, and shall be turned over and surrendered to the respective corporation or its representatives upon the order of the respective corporation or on the termination of the Executive's employment with the Agency for any reason whatsoever.

     (2) CONFIDENTIALITY. The Executive acknowledges that in the course of carrying out the Executive's duties to the Agency, the Executive will have access to and will be entrusted with confidential information concerning the business and corporate affairs of the Agency, the other corporations of Hub Group and their clients ("Confidential Information"), including information pertaining to the respective corporation's relationships with insurance carriers, employee and producer compensation structures, client underwriting and policy renewal information, internal accounting procedures, policies and information, unique insurance product features, insurance programs developed by the respective corporation (with or without the assistance of the Executive), marketing strategies and employee training procedures. The Executive agrees that all Confidential Information acquired by the Executive or disclosed to the Executive shall be held in the strictest confidence. The Executive shall not disclose any Confidential Information to any other person without the prior written consent of the respective corporation, except as may be required for the Executive to fulfill the Executive's employment duties to the Agency or as may be required by law. The Executive shall not make use of any Confidential Information for the Executive's own benefit or for the benefit of any other person or persons, firm, partnership, association or corporation other than Hub Group, or assist others in so doing; provided that nothing herein shall prohibit the Executive from using Confidential Information that:

         (a) was readily available to the public at the time such information was available to the Executive;

         (b) became readily available to the public after the time such information was made available to the Executive other than through a breach of this Agreement; or

         (c) is lawfully and in good faith obtained by the Executive from an independent third party without a breach of this Agreement.

         The Executive acknowledges and agrees that the disclosure of any Confidential Information to competitors of the Agency or the other corporations of Hub Group or to the general public in violation of the terms of this Section 4(2) may be highly detrimental to the business interests of Hub Group. The Executive acknowledges and agrees that the right of Hub Group to maintain Confidential Information as confidential in accordance herewith constitutes a proprietary right that the respective corporation is entitled to protect. Unless otherwise agreed to by the respective corporation, all Confidential Information shall be and shall remain the sole and exclusive property of the respective corporation subject to the terms of this Section 4(2). The Executive shall return to the Agency, forthwith upon the effective date of termination of the Executive's employment for any reason whatsoever, all records of Confidential Information in the possession of the Executive which were acquired in connection with the Executive's employment by the Agency. The Executive hereby agrees with the Agency that, in the event of any breach by the Executive of the provisions of this Section 4(2), the respective corporation(s) of Hub Group shall be entitled to equitable relief, including an injunction and specific performance, in any competent court having jurisdiction over the Executive, in addition to all other remedies available to the respective corporation at law or in equity.

     (3) NON-COMPETITION AND NON-SOLICITATION

         (a) The Executive covenants and agrees that the Executive will not, without the prior written consent of the Agency, during the Restricted Period, either individually, in partnership, jointly, or in conjunction with any other person or persons, firm, partnership, association, company, corporation or any other entity as principal, agent, employee, shareholder, or in any other capacity whatsoever carry on or be engaged in any aspect of the insurance agency business in the United States, or advise, lend money to, guarantee the debts or obligations of, or permit the Executive's name or any part thereof to be used or employed by any other person or persons, firm, partnership, association, company, corporation or any other entity engaged in any aspect of the insurance agency business in the United States. Notwithstanding the foregoing, the provisions of this Section 4(3)(a) shall not:

            (i) apply in the event that this Agreement is terminated by the Agency without Cause or by the Executive for Good Reason, including in accordance with Section 5(2); or

            (ii) prohibit the Executive from directly or indirectly owning up to 10% of the issued capital stock of any public company the price of whose shares is quoted in a published newspaper of general circulation.

         (b) The Executive agrees that during the Restricted Period the Executive shall not directly or indirectly approach or solicit any client, employee or producer of Hub

               Group except for the benefit of Hub Group or attempt to direct any such client, employee or producer away from Hub Group, provided, however, that, if the Executive's employment hereunder is terminated pursuant to any of the circumstances contemplated by Section 5(2) below, then any failure by the Agency to make the payments contemplated by Section 5(2), including but not limited to Section 5(2)(c), shall release the Executive from his obligation under this Section 4(3)(b).

         (c) If the Executive violates any of the provisions of Section 4(3)(b), the Executive shall pay to Hub a sum equal to one and one-half times the annual renewal commissions generated by clients obtained by the Executive in violation of Section 4(3)(b).

         (d) The amount payable by the Executive under Section 4(3)(c) shall be paid in cash and as soon as it is determinable and may be set off by the Agency against any amount owing or to become owing by the Agency or Hub to the Executive. The Executive acknowledges that the said amount is a reasonable calculation of the respective corporation's liquidated damages given the interest of the corporation in maintaining its client base and the future profits which would be foregone by the corporation if the Executive violates the provisions of Section 4(3)(b). The Executive further acknowledges that the payment by the Executive pursuant to Section 4(3)(c) shall in no way limit the other remedies to which the respective corporation of Hub Group may be entitled as a result of the Executive's breach of Section 4(3)(a) or (b). Without limiting the generality of the foregoing, the Executive recognizes that a breach by the Executive of any of the covenants contained in Section 4(3)(a) would result in ongoing damages to the respective corporation of Hub Group and that Hub Group may not be adequately compensated for such damages by the payment of the amounts contemplated in Section 4(3)(c). The Executive agrees that in the event of any such breach, and in addition to any other remedies available to Hub Group at law or otherwise, Hub shall, on behalf of the respective corporation of Hub Group, be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of injunction, restraining order, decree or otherwise as may be appropriate to ensure compliance by the Executive with the provisions of Sections 4(3)(a) and (b).

     (4) The Executive agrees that all restrictions in this Section 4 are necessary and fundamental to the protection of the business of the Agency and the other corporations of Hub Group and are reasonable. If, at the time of enforcement of this Section 4, a court should hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum duration, scope or area that is reasonable under such circumstances shall be substituted for the stated scope, duration or area, as the case may be, and the court shall be allowed to revise the relevant restrictions contained herein to cover the maximum period, scope and area permitted by law.

5.   TERM AND TERMINATION

     (1) This Agreement and the term of the employment of the Executive hereunder shall be for an indefinite term, subject to termination in accordance with the terms of this Agreement.

     (2) This Agreement and the term of the employment of the Executive hereunder may be terminated by the Agency for any reason whatsoever by written notice to the Executive, or by the Executive for Good Reason by written notice to the Agency, provided that, in the event that the Agreement is terminated in accordance with this Section 5(2), the Executive shall be:

         (a) paid the Basic Compensation for the period up to the effective date of termination;

         (b) paid a portion of the Management Bonus payable for the year during which the Executive's employment is terminated calculated by dividing the Management Bonus for that year by twelve and multiplying it by the number or months or portions of a month of that year up to and including the effective date of the termination of the Executive's employment; and

         (c) entitled to continue to receive an amount equal to the Basic Compensation and the group insurance and automobile allowance components of the Benefits for the severance period hereinafter defined.

         For the purposes of this Section 5(2), "severance period" means the period commencing as at the effective date of such termination and ending on the first anniversary of the date thereof. Notwithstanding the foregoing, in the event that the Executive breaches any of the provisions of Section 4, effective as at the date of such breach the Executive shall cease to be entitled to any further payment, provided that in no event shall the Executive be paid an amount that is less than the prescribed minimum under applicable employment standards legislation.

     (3) Notwithstanding Section 5(2), this Agreement may be terminated immediately by the Agency for Cause, without further obligation to the Executive, provided that the Executive shall be entitled to receive an amount equal to the Basic Compensation and the Benefits to the date of termination.

     (4) Notwithstanding Section 5(2), this Agreement may be terminated by the Agency on notice to the Executive due to the Disability of the Executive, upon ninety (90) days' notice to the Executive.

     (5) Notwithstanding Section 5(2), this Agreement shall be terminated immediately upon the Death of the Executive or, unless otherwise agreed by the parties, upon the Executive attaining sixty-five (65) years of age.

     (6) Upon termination of this Agreement in accordance with Section 5(2) the Executive shall have no other claim against the Agency for damages for failure to give reasonable notice or pay in lieu of notice or severance pay, except as set out in Section 5(2).

     (7) In the event of termination of this Agreement in accordance with the terms hereof, the provisions of Section 4 shall continue in full force and effect.

6.   ALTERNATIVE DISPUTE RESOLUTION

     The parties agree to submit any disputes to mediation in accordance with the procedures set out in Schedule C.

7.   GENERAL PROVISIONS

     (1) In the event any payment, distribution or other benefit received by the Executive under this Agreement or any other contract or arrangement (including, but not limited to, any acceleration of the exerciseability of any stock option or the vesting of any stock or other property or any payment made to the Executive in connection with a change of control of the Agency or Hub or any severance payment provided herein) (a "Payment") would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986 (such excise tax, together with any similar tax under any new or replacement provision to such
         Section 4999, are hereinafter collectively referred to as the "Excise Tax"), including any payment, distribution or other benefit that when aggregated with any other payment, distribution or other benefit (whether or not such received or made pursuant to this agreement) results in the imposition of the Excise Tax, then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes, including without limitation, any Excise Tax or other tax imposed upon any amounts received under this Section 7(1), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. All determinations required to be made under this Section 7(1), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Agency's independent accounting firm which shall provide detailed supporting calculations both to the Agency and the Executive within 15 business days of the receipt of notice from the Executive that there has been or will be a Payment, or such earlier time as is requested by the Agency.

     (2) Any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the employment of the Executive by the Agency, other than the Management Bonus Agreement, are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other hereto of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreement.

     (3) The provisions hereof, when the context permits, shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and assigns of the Agency, respectively.

     (4) This Agreement shall be construed in accordance with the laws of the Sate of New York and the laws of the United States applicable therein.

     (5) If any covenant or provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision and this Agreement shall be read and construed as if such void or unenforceable provision were excluded from this Agreement.

     (6) Any notice, demand, request, consent, approval or waiver required or permitted to be given hereunder shall be in writing and may be given to the party for whom it is intended by personally delivering it to such party or by mailing the same by prepaid registered mail:

         (a) In the case of the Agency, to:

             Kaye Group Inc.
             122 East 42nd St.
             New York, NY 10168

             Attention:  Chief Financial Officer

         (b) In the case of the Executive:

             2794 Lindenmere Drive
             Merrick, New York 11566

         (c) In the case of Hub:

             Hub International Limited
             55 East Jackson Boulevard
             Chicago, IL 60604

         Any such notice or other documents delivered personally shall be deemed to have been received by and given to the addressee on the day of delivery and any such notice or other documents mailed, as aforesaid, shall be deemed to have been received by and given to the addressee on the third business day following the date of mailing. Any party may at any time give notice to the other or any change of address.

     (7) All amounts referred to herein and in the Schedules hereto are in U.S. currency unless otherwise indicated.

8.   ADDITIONAL PROVISIONS

     The provisions in Schedule D form part of this Agreement.


         IN WITNESS THEREOF the parties hereto have hereunto executed this Agreement as of the day and year first above written.

HUB INTERNATIONAL LIMITED                   KAYE GROUP INC.
By:                                         By:
   /s/ W. Kirk James                           /s/ Michael P. Sabanos
--------------------------------------      -----------------------------------
Name:  W. Kirk James                        Name:  Michael P. Sabanos
Title: Vice President and General Counsel   Title: Executive Vice President
I have authority to bind                    I have authority to bind
the corporation.                            the corporation.

SIGNED AND DELIVERED in the
presence of:                  )
                              )
   /s/ W. Kirk James          )
------------------------------
(Signature)                   )
   W. Kirk James              )
-----------------------------               /s/ Bruce D. Guthart
(Print Name)                  )          --------------------------------------
   55 East Jackson Blvd.      )          BRUCE D. GUTHART
   Chicago, Illinois
------------------------------
(Address)

                                   SCHEDULE A
                                    SERVICES

The Executive shall be the President and Chief Executive Officer of the Agency and in that capacity shall perform such duties and shall have such authority as are customary and appropriate to those positions and as are consistent with the duties and authority of the Executive in connection with his employment with respect to the business of the Agency prior to the date of this Agreement, including, without limitation, the full authority and responsibility for the day-to-day management of the Agency (including hiring and firing personnel) in a manner consistent with prior practice; and the Executive shall have such additional duties and responsibilities consistent with his positions as described above as the Agency, acting reasonably, may assign from time to time (all of the foregoing, collectively, the "Services").

                                   SCHEDULE B

                               BASIC COMPENSATION


The Agency will pay the Executive an annual salary of $500,000.



                                    BENEFITS


o Group insurance (including medical, extended health, dental, short and long term disability and life insurance) and such other benefits as are made available to employees of the Agency, provided that the Executive qualifies for coverage under such plans.

o The Agency shall provide the Executive with the same additional benefits he received under his employment agreement dated as of January 2, 1997 (a copy of which has been provided to the Agency and Hub), including but not limited to the benefits enumerated in section 2(c)(iii) thereof.



                                    VACATION


The Executive shall be entitled to a minimum of four (4) weeks vacation per year and such additional vacation as may be agreed upon by the parties and as is reasonable under all of the circumstances, including the amount of vacation taken by other executives of similar standing in Hub Group (the "Vacation").

                                   SCHEDULE C

                         ALTERNATIVE DISPUTE RESOLUTION

o Disputes will be submitted to mediation before a mediator in New York, New York as a condition precedent to resort to litigation by any party to this Agreement; provided, however, any party may seek injunctive relief in court to preserve the status quo pending the completion of mediation. The mediator shall be chosen by mutual agreement of the parties; provided, however, if the parties are unable to agree upon a mediator within ten days, the mediation shall be conducted by a mediator to be identified by the parties within 30 days of the execution hereof.

o At such time as a dispute shall arise that is submitted to mediation, each of the parties shall execute such mediation agreement in such form as shall then be used by the chosen mediator or mediation firm for such purposes and shall join in a request that the mediator provide an evaluation of the parties' cases and of the likely resolution of the dispute if not settled. The cost of the mediator and mediation shall be borne equally by the parties.

o In the event that one party to this Agreement is willing to accept the mediator's proposed resolution of the dispute, if any, but the other party (the "Contesting Party") elects to pursue claims in a court of competent jurisdiction and the determination of the rights of the Contesting Party under the final judgment of the court on the Contesting Party's claim(s) is less advantageous to the Contesting Party than the determination of such rights contained in the mediator's evaluation of such claim(s), the Contesting Party shall be deemed to have agreed to pay the costs and expenses of litigation of such claim(s), including reasonable attorneys' fees of the other party to the litigation.

                                   SCHEDULE D

                              ADDITIONAL PROVISIONS

1. The Executive, the Agency and Hub agree that, simultaneously with the execution and delivery of this Agreement, the Management Bonus Agreement will be executed and delivered in substantially the form attached as Exhibit B to this Agreement; provided, however, that prior to such execution and delivery that agreement will require certain modifications to correctly reflect the understanding of the parties that the Eligible Employees referred to therein will be entitled to the same bonus of $1,333,000 in any future year in which the Agency produces "NIBGAIT" (as defined therein) of $17,571,000 and to correctly reflect the calculation of NIBGAIT in accordance with the one-page schedule (entitled "NIBGAIT Analysis") attached to Exhibit B. Further, if NIBGAIT is affected by a change in the corporate organization structure of the Agency, NIBGAIT will be revised.

2. Hub hereby appoints the Executive as the President of the U.S. Operations of Hub International Limited and the Executive hereby accepts such appointment, to continue for the duration of the Executive's employment under this Agreement, provided that, save and except for reimbursement for expenses incurred in the fulfillment of such office, the Executive shall not be entitled to any further compensation beyond that contemplated herein. The Executive shall perform such duties as Hub, acting reasonably, shall assign from time to time in connection such position, provided that such duties shall not interfere with the Executive's ability to provide the Services.

3. The Executive, the Agency and Hub agree that promptly after the execution and delivery of this Agreement, Hub will establish a restricted stock plan or arrangement for the benefit of various employees of the Hub Group (the "Restricted Stock Arrangement") pursuant to which Hub will contribute for the benefit of certain key employees of the Company (including the Executive) a number of shares (the "Kaye Agency Shares") of its common stock having a value of $3,000,000 (U.S.) with each share valued at $17.00 (Canadian). The exchange rate for this purpose shall be 1.5 Canadian Dollars to each U.S. Dollar. The Restricted Stock Arrangement shall include the following provisions:

             * One-third of the Kaye Agency Shares in the Restricted Stock Arrangement shall be allocated to the Executive.

             * The Executive shall have the authority to allocate the remaining two-thirds of the Kaye Agency Shares among certain key employees of the Agency.

             * The awarded stock vests as to 50% after 5 years (unless waived by the executive) and 50% after 10 years.

             * The award will cease to vest if the executive has for any reason ceased to be an employee before the award vests, except in the following cases:

                  - Normal retirement age (award vests fully);

                  - Dismissal without just cause (award vests fully);

                  - Death (award vests pro rata); and

                  - Long-term disability (award vests pro rata)

4. The Executive and Hub agree that, simultaneously with the execution and delivery of this Agreement, they shall execute and deliver the Investment Letter in the form attached as Exhibit A and shall consummate the transactions contemplated therein as promptly as practicable.